Free Writing Prospectus Dated April 21, 2026 Filed Pursuant to Rule 433(d) Registration No. 333-288943 Registration No. 333-288943-05

$1.175bn CarMax (CARMX 2026-2) Prime auto loan

Joint-leads: RBC (str), BofA, Scotia, SMBC

Co-managers: CIBC, Drexel, R. Seelaus, Truist, US Bancorp

ANTICIPATED CAPITAL STRUCTURE

CLS	SIZE($MM)	WAL	S/F*	P.WIN	E-FIN	L-FIN	BENCH	SPRD	YLD%	CPN%	PRICE
A-1	209.150	0.28	A-1+/F1+	1-7	11/26	05/27	I-CRV	+15	3.835	3.835	100.00000%
A-2a	343.300	1.21	AAA/AAA	7-23	03/28	08/29	I-CRV	+45	4.152	4.11	99.99248%
A-2b	75.000	1.21	AAA/AAA	7-23	03/28	08/29	SOFR30A	+45			100.00000%
A-3	418.300	2.77	AAA/AAA	23-47	03/30	06/31	I-CRV	+47	4.264	4.22	99.98293%
A-4	74.340	3.95	AAA/AAA	47-48	04/30	06/32	I-CRV	+50	4.354	4.31	99.98195%
B	23.030	3.96	AA/AA	48-48	04/30	06/32	I-CRV	+70	4.555	4.51	99.99160%
C	20.070	3.96	A+/A	48-48	04/30	06/32	I-CRV	+95	4.805	4.75	99.97283%
D	11.810	3.96	A-/BBB	48-48	04/30	04/33	I-CRV	+130	5.155	5.10	99.99846%

*Expected	Ratings

-TRANSACTION DETAILS-
Expected Pricing : PRICED	Offered Size : $1.175 billion
Expected Settlement : 4/29/26	Format : SEC Registered
First Payment Date : 5/15/26	ERISA Eligible : Yes
Expected Ratings : S&P/Fitch	Risk Retention : US - Yes; EU - No
Bloomberg Ticker : CARMX 2026-2	Pricing Speed : 1.30% ABS to 10% Clean-Up Call
BBERG SSAP : CARMX20262	Min Denoms : $5k x $1k
Bill & Deliver : RBC

-MARKETING MATERIALS-

Preliminary Prospectus, FWP, Intex cdi (attached)

Deal Roadshow : http://dealroadshow.com; Password: CARMX20262

Direct Link : https://dealroadshow.com/e/CARMX20262

Intex Dealname: RBCCARX2602_LARGE; Password: JBJ2

Cusip numbers:

Class Cusip:

A-1 142935 AA3

A-2a 142935 AB1

A-2b 142935 AC9

A-3 142935 AD7

A-4 142935 AE5

B 142935 AF2

C 142935 AG0

D 142935 AH8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.